Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our opinion of counsel regarding the Fidelity AMT Tax-Free Money Fund, Fidelity Arizona Municipal Money Market Fund and Fidelity Municipal Money Market Fund series of Fidelity Union Street Trust II (the "Trust"), filed as part of this Post-Effective Amendment No. 29 to the Registration Statement (File Nos. 033-43757 and 811-06452) and incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 27 to the Registration Statement.

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

October 27, 2005